Exhibit 10.1
August 5, 2026
Mr. Michael Whitehead
mandnwhitehead@icloud.com
Re:    Updated offer of employment from Matthews International Corporation
Dear Michael,
On behalf of the Board of Directors and pursuant to recent communications, I am pleased to re-extend an updated offer of employment to join Matthews International Corporation ("Matthews" and/or the “Company”) as President and Chief Executive Officer. This letter outlines the principal terms and conditions of your employment and reflects the Board's continued confidence in your leadership and ability to guide the Company's future growth and success.

Effective as of your mutually agreed upon start date (the “Start Date”), you shall assume the role as President and Chief Executive Officer of the Company and will report directly to the Board of Directors. This revised offer and the mutually agreed upon Start Date are contingent upon:

1.Your commitment to timely relocate to Pittsburgh within twelve (12) months of the Start Date (the “Relocation Date”);
2.Between the Start Date and the Relocation Date, your commitment that you shall work effectively full-time during the Company’s standard business hours, Monday through Friday, from Matthews’ corporate headquarters at Two NorthShore Center in Pittsburgh, except for necessary and reasonable work-related business travel; and
3.The successful completion of all applicable pre-employment testing and background checks.
As a trusted leader in a position of significant responsibility, you will also be required, as a condition of employment, to sign a confidentiality, non-solicitation, non-competition, and intellectual property agreement (to be provided separately) prior to the commencement of your employment.

Base Salary. As President and Chief Executive Officer, you will receive an annual base salary of $1,000,000, payable in accordance with the Company's regular biweekly payroll practices and subject to applicable withholdings and deductions.

Transition Cash Payment. In recognition of compensation that will be forfeited upon your departure from your current employer, Matthews will provide you with a one-time cash payment of $300,000, less applicable tax withholdings and deductions (the “Transition Cash Payment”). The Transition Cash Payment will be made within thirty (30) days following your commencement of employment with Matthews, provided that you remain actively employed through the payment date.

Matthews International Two NorthShore Center Pittsburgh, PA 15212 matw.com

In the event that you voluntarily resign from employment or your employment is terminated “for cause” by the Company within twelve (12) months of your start date, you will then be required to repay the full gross amount of the Transition Cash Payment to Matthews within thirty (30) days of your separation from employment.

Short-Term Incentive Compensation. You will be eligible to participate in the Company's Annual Incentive Compensation Plan beginning with Fiscal Year 2027. Your target annual incentive opportunity will be 100% of your annual base salary, subject to the terms and conditions of the Plan and based on the achievement of Company and individual performance objectives established by the Compensation Committee of the Board of Directors (the “Target”). Actual payouts may range from 0% to 200% of target, depending on performance results. In addition, if you commence employment with the Company prior to October 1, 2026, then you shall also be entitled to participate in the Company's Annual Incentive Compensation Plan for Fiscal Year 2026, to be paid at 100% of the Target and prorated for the remainder of Fiscal Year 2026.

Long-Term Incentive Compensation. You will be eligible to participate in the Company's Equity Incentive Plan beginning with Fiscal Year 2027. Your long-term incentive opportunity will be comprised of the following components, subject to the terms and conditions of the Company’s applicable plans and award agreements:

•Annual Long-Term Incentive Grant. You will receive a November 2026 grant with an aggregate grant date value of $3,675,000, consisting of a combination of Restricted Stock Units ("RSUs") and Performance Stock Units ("PSUs"), subject to time-based and performance-based vesting conditions established by the Compensation Committee of the Board of Directors and outlined in the Company’s applicable award agreements.
•Transition Equity Award. You will receive a one-time Transition Equity Award consisting of RSUs with a grant date value of $1,600,000 in recognition of your transition to Matthews and to offset compensation forfeited from your current employer. This specific RSU award will be granted effective on your first day of employment at Matthews and will be subject to one-year time-based vesting, with no performance-based vesting conditions. The number of RSUs awarded will be determined based on the 20-day average of the high and low trading prices of the Company's common stock immediately preceding your hire date, subject to the terms and conditions of the applicable award agreement.
•Future Annual Equity Awards. Following Fiscal Year 2027, you will then be eligible to participate in the Company's annual long-term incentive program, with future award opportunities, award values, performance measures, and vesting provisions determined by the Compensation Committee of the Board of Directors.
All matters relating to the equity compensation referenced in this letter, including any grants and the vesting thereof, are subject to the terms and conditions of the Company’s 2017 Equity Incentive Plan, which shall govern in the event of any actual or interpretive conflict with this letter.

Matthews International Two NorthShore Center Pittsburgh, PA 15212 matw.com

Benefits. As a full-time executive officer of the Company, you will be eligible to participate in the employee benefit programs generally available to senior executives, including Discretionary Time Off ("DTO"), medical, dental and vision coverage, executive life and disability insurance, participation in the Company's 401(k) plan, deferred compensation, executive physicals and other benefit programs maintained by the Company from time to time.

Relocation. In addition, Matthews will provide relocation assistance in accordance with the relocation package previously reviewed with you during the interview process. The terms and conditions of that program will be provided separately. As a condition of this relocation assistance, it is expected that your relocation to the Pittsburgh area will occur on or before the Relocation Date.
This offer is for at-will employment and does not constitute an employment contract. The compensation and benefit programs outlined herein are not guaranteed and are subject to change from time to time. Further, you will have the right to terminate your employment at any time, with or without cause and with or without notice, and Matthews will have the same right.

Severance Protection. In the event your employment is terminated by the Company without cause1 during employment, you will be entitled to severance benefits consisting of twenty-four (24) months of base salary continuation and annual bonus calculated at Target, payable in accordance with the Company's regular biweekly payroll practices and subject to your execution of a customary release of claims.

1 “Cause” shall mean and be limited to:

i.          the conviction of Executive of a felony, or the conviction of Executive of any crime involving moral turpitude, theft, fraud or deceit, each such conviction to be in a court of competent jurisdiction;

ii.          conduct of Executive in direct and material violation of the Company’s Code of Conduct and Business Ethics (a copy of which has been provided to Executive by the Company) (the “Code”), including conduct of Executive which is reasonably likely to bring the Company or any of its related entities into public disgrace or disrepute; provided that the conduct required by the Code does not require Executive to take any action which is illegal, immoral or unethical; or the failure by Executive to take any action required by applicable law, regulations or licensing standards in connection with Executive’s employment hereunder;

iii.         substantial or continued unwillingness or intentional failure by Executive to perform valid and legal work-related duties as reasonably directed by and consistent with the instructions of the Company’s Board of Directors;

iv.         gross negligence or willful misconduct of Executive in the performance of (or failure to perform) Executive’s duties; or

v.          any material breach of Executive’s obligations under the terms and conditions of Executive’s confidentiality, non-competition, non-solicitation and intellectual property agreement as executed as a condition of employment by Executive.

Matthews International Two NorthShore Center Pittsburgh, PA 15212 matw.com

In addition, any outstanding equity awards will be retained and treated as though your employment had been terminated without cause and shall vest and be administered in accordance with the provisions applicable to a termination without cause under the Company's equity plans and applicable award agreements.

Finally, to the extent triggered and applicable, you shall also be entitled to compensation and/or benefits as outlined under the Company’s standard change in control agreement (the “CIC Agreement”). A copy of the CIC Agreement is attached to this offer letter for your consideration.

Provided the foregoing summary is consistent with your expectations, please proceed by signing this letter and returning an executed copy to both my attention and to the attention of Ron Awenowicz, Senior Vice-President – Human Resources at Matthews, via email at michael.nauman@matw.onmicrosoft.com and rawenowicz@matw.com.

Once again, congratulations! The Board and Matthews’ executive team are enthusiastic about the prospect of you leading the Company. We believe your experience and leadership will re-position the Company for continued success, and we look forward to partnering with you as we execute our long-term strategy and create value for our shareholders, employees, customers, and communities.
Very truly yours,

/s/ J. Michael Nauman

J. Michael Nauman
Chairman
MATTHEWS INTERNATIONAL CORPORATION

ACKNOWLEDGED BY:
Signature: __/s/ Michael J. Whitehead__________
Date: __August 7, 2026____________________

Matthews International Two NorthShore Center Pittsburgh, PA 15212 matw.com